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                                                                    EXHIBIT 3.26

                                     BYLAWS

                                       OF

                      AHS S.E.D. MEDICAL LABORATORIES, INC.

         1. Annual Meeting of the Shareholders. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of New Mexico, fixed by the Board of Directors in a manner consistent with the general corporation statute of the State New Mexico.

         2. Special Meetings of the Shareholders. Special meetings of the shareholders may be held at any place within or outside the State of New Mexico upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or the holders of ten percent (10%) of the issued and outstanding shares of capital stock entitled to vote.

         3. Transfer of Stock. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

         4. Directors. The business of the Corporation shall be managed by a Board of Directors consisting of not less than three nor more than seven members, such number of directors within such range to be fixed by action of the board of directors. The range of size for the board may be increased or decreased by the shareholders. Directors may be removed for or without cause by the shareholders. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without cause by the shareholders.

         5. Meetings of the Board of Directors. Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting (a) at the location of the annual meeting of shareholders immediately after the meeting in each year and (b) at such times and at such places within or outside the State of New Mexico as shall be fixed by the board of directors, in a manner consistent with the general corporation statute of the State New Mexico. Special meetings of the board of directors may be held at any place within or outside the State of New Mexico upon call of the chairman of the board of directors, if any, the president or a majority of the directors then in office, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral, or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed the minimum time allowed by the general corporation statute of the State New Mexico, for the convenient assembly of the directors. A majority of the number of directors of the Corporation then in office, but in no event less than 51% of the number of directors the Corporation would have if there were no vacancies in the board of directors, shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the board of directors.

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         6.       Officers. The Board of Directors shall elect a President and a
Secretary, such other officers required by the general corporation statute of the State New Mexico and such other officers as it may deem appropriate. The President, Secretary and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation's capital stock. Persons may hold more than one office, except that no person may serve as both President and Secretary. If the Corporation has only one shareholder, such shareholder may hold the offices of President and Secretary. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified by the Board of Directors.

         7. Committees. By resolution adopted by the greater of (i) a majority of the directors of the Corporation then in office when the action is taken or (ii) the number of directors required by the Articles of Incorporation or bylaws to take action, the directors may designate from among their number one or more directors to constitute an executive committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the board of directors.

         8. Amendment of Bylaws. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by action of the Board of Directors or of the shareholders, but any Bylaws adopted by the Board of Directors may be amended or repealed by the shareholders.

Adopted: January 1, 2003